Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated April 30, 2013, relating to the consolidated statements of financial position of Brookfield Infrastructure Partners L.P. (the “Partnership”) as of December 31, 2012, December 31, 2011 and January 1, 2011 and the related consolidated statements of operating results, comprehensive income, partnership capital and cash flows for each of the three years in the period ended December 31, 2012, and the effectiveness of the Partnership’s internal control over financial reporting and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Independent Registered Chartered Accountants

Licensed Public Accountants

/s/ Deloitte LLP

Toronto, Canada

May 7, 2013